UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT

TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

CELSION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	52-1256615
(State of incorporation ororganization)	(I.R.S. Employer Identification No.)

10220 Old Columbia Road, Suite L, Columbia, MD	21046
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
Common Stock, $0.01 par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

EXPLANATORY NOTE

This Amendment No. 1 amends the Registration Statement on Form 8-A initially filed with the Securities and Exchange Commission on May 26, 2000 by Celsion Corporation (the “Company”). The purpose of this Amendment No. 1 is to amend the name of the exchange on which the common stock of the Company, par value $0.01 per share (the “Common Stock”), is to be listed, as specified on the cover page hereof, and to update the “Description of Registrant’s Securities to be Registered” of Item 1.

Item 1. Description of Registrant’s Securities to be Registered.

                    Holders of Common Stock to be registered hereunder are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company (the “Board”) out of funds legally available therefor. In the event of a dissolution, liquidation or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and any preferential rights of any outstanding preferred stock.

                Holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which may be designated and issued in the future.

                The Board is classified into three (3) classes, designated as Class I, Class II and Class III, with each class to be elected for three (3) year terms on a staggered basis. At each annual meeting of stockholders, the directors elected to succeed those whose terms are expiring succeed to the same class as the directors they replace and each such new director is elected for a term to expire at the third annual meeting of stockholders after his or her election and when his or her successor is duly elected and qualified.

                Holders of the Common Stock are also entitled to certain rights under the Rights Agreement dated as of August 15, 2002, between the Company and American Stock Transfer & Trust Company (“AST”), and the First Amendment to Rights Agreement dated as of August 15, 2002 between the Company and AST, as Rights Agent, effective as of January 16, 2003 (collectively, the “Rights Agreement”). Except under certain circumstances, when a preferred share purchase right (the “Right”) becomes exercisable, each Right entitles the registered holder to purchase from the Company one ten-thousandth (1/10,000) of a share of Series C Junior Participating Preferred Stock of the Company, par value $0.01 per share (the “Preferred Stock”), at a price of $4.46 per one ten-thousandth (1/10,000) of a share of Preferred Stock, subject to adjustment. The Rights are attached to all certificates representing shares of outstanding Common Stock and are transferred only with the associated shares of Common Stock. No separate certificates representing the Rights are distributed. The Rights Agreement is intended to discourage takeover attempts opposed by the Board and the Rights will separate from the Common Stock upon the occurrence of certain prescribed trigger events identified in the Rights Agreement.

Item 2. Exhibits.

Exhibit No.	Description
3.1.1

Certificate of Incorporation of Celsion (the “Company”), as amended, incorporated herein by reference to Exhibit 3.1.1 to the Quarterly Report on Form 10-Q of the Company for the Quarter Ended June 30, 2004.

3.1.2

Certificate of Ownership and Merger of Celsion Corporation (a Maryland Corporation) into Celsion (Delaware) Corporation (inter alia, changing the Company’s name to “Celsion Corporation” from “Celsion (Delaware) Corporation), incorporated herein by reference to Exhibit 3.1.3 to the Annual Report on Form 10-K of the Company for the Year Ended September 30, 2000.

3.1.3

Certificate of Designations of Series C Junior Participating Preferred Stock of Celsion Corporation, incorporated herein by reference to Exhibit 4.4 to the Form S-3 Registration Statement (File No. 333-100638) filed October 18, 2002.

3.1.4

Certificate of Amendment of the Certificate of Incorporation effective and filed on February 27, 2006, incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-K of the Company for the Year Ended December 31, 2006.

3.2	By-laws of the Company, as amended, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Company filed December 14, 2007.

4.1	Form of Common Stock Certificate, par value $0.01, incorporated herein by reference to Exhibit 4.1 to the Annual Report on Form 10-K of the Company for the Year Ended September 30, 2000.

4.2.1

Celsion Corporation and American Stock Transfer & Trust Company Rights Agreement dated as of August 15, 2002, incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of the Company filed August 21, 2002.

4.2.2

Amendment adopted January 16, 2003 to Rights Agreement between Celsion Corporation and American Stock Transfer & Trust Company, incorporated herein by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2004.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:	February 7, 2008

By:	/s/ Paul B. Susie
	Name:	Paul B. Susie
	Title:	Interim Chief Accounting Officer

Exhibit Index

Exhibit No.	Description
3.1.1

Certificate of Incorporation of Celsion (the “Company”), as amended, incorporated herein by reference to Exhibit 3.1.1 to the Quarterly Report on Form 10-Q of the Company for the Quarter Ended June 30, 2004.

3.1.2

Certificate of Ownership and Merger of Celsion Corporation (a Maryland Corporation) into Celsion (Delaware) Corporation (inter alia, changing the Company’s name to “Celsion Corporation” from “Celsion (Delaware) Corporation), incorporated herein by reference to Exhibit 3.1.3 to the Annual Report on Form 10-K of the Company for the Year Ended September 30, 2000.

3.1.3

Certificate of Designations of Series C Junior Participating Preferred Stock of Celsion Corporation, incorporated herein by reference to Exhibit 4.4 to the Form S-3 Registration Statement (File No. 333-100638) filed October 18, 2002.

3.1.4

Certificate of Amendment of the Certificate of Incorporation effective and filed on February 27, 2006, incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-K of the Company for the Year Ended December 31, 2006.

3.2	By-laws of the Company, as amended, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Company filed December 14, 2007.

4.1	Form of Common Stock Certificate, par value $0.01, incorporated herein by reference to Exhibit 4.1 to the Annual Report on Form 10-K of the Company for the Year Ended September 30, 2000.

4.2.1

Celsion Corporation and American Stock Transfer & Trust Company Rights Agreement dated as of August 15, 2002, incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of the Company filed August 21, 2002.

4.2.2

Amendment adopted January 16, 2003 to Rights Agreement between Celsion Corporation and American Stock Transfer & Trust Company, incorporated herein by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2004.